EXHIBIT 10.17


                               DIRECTOR AGREEMENT


     THIS AGREEMENT is entered into effective this 3rd day of January, 2005, by and between Navidec Financial Services, Inc., a Colorado corporation (the "Company"), and J. Ralph Armijo, an individual residing in the State of Colorado ("Armijo" or "Director").

     WHEREAS, on September 21, 2004, the Company appointed Director as an outside member of its Board of Directors; and

     WHEREAS, Armijo desires to continue to serve as a Director until December 31, 2006, or until his earlier resignation or removal; and

     WHEREAS, the Director and Company wish to memorialize past agreements made and authorized by the Company's Board of Directors concerning compensation due to Director for services rendered since September 21, 2004, and to reconfirm other terms and conditions as provided herein pursuant to this Agreement.

     NOW THEREFORE, in consideration of the foregoing, of the mutual promises between the parties as contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. TERM. The Director shall serve as an outside member of the Board of Directors of Navidec Financial Services, Inc. for a period from the date first written above until December 31, 2006, or until his earlier resignation or removal.

2. DUTIES. The Director shall have the customary duties of a director of a public company. The Director is expected to attend a majority of four quarterly meetings and to serve on a minimum of one formal committee and to provide the benefit of his expertise and knowledge in the guidance of the Company's overall policies and priorities.

3.   COMPENSATION. The Director will be compensated by the Company as follows:

     A. Board Meeting Attendance Fees. Director shall receive an attendance fee of $1,000.00 for each board meeting attended in person and $500.00 for each board meeting attended by telephone. Attendance fees are payable, at the option of the Company, in cash or equivalent restricted common shares of the Company. If paid in the form of stock, the value of the shares shall be the average market price of the stock over a ten-day period prior to date of issue.

     B. Committee Participation and Compensation. Subject to his availability, the Director shall participate in board-appointed committees as may be requested in his position as a member of the Board of Directors of the Company. For committee participation, Director shall receive compensation as outlined on Exhibit A of this Agreement. Any extraordinary services provided by Director shall be compensated by supplemental agreement as approved by the Compensation Committee of the Company.

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     C.   Stock Options. The Board of Directors of the Company have authorized the issuance of an option to purchase one hundred thousand (100,000) shares of the Company's common stock having an exercise price of the greater of $.28 per share or the fair market value on the date of the grant as determined by the Company with a five year term to Armijo for services rendered to the Company as a member of the Company's Board of Directors in 2005.

     D. Other Compensation. Any other form of compensation is subject to review and written approval of the Company's Compensation Committee.

4. ASSIGNABILITY. All compensation authorized by this Agreement shall be assignable by the Director to any third party at his option, whereupon such compensation due from the Company shall be payable to the Director's assignee.

5. EXPENSES. Directors shall be reimbursed by the Company for all pre-approved expenses incurred in the performance of his duties hereunder, provided such expenses are properly documented and submitted in a timely manner.

6. BENEFITS. The Director shall not be eligible to participate in the Company's health and welfare benefit programs unless authorized by the Compensation Committee.

7. INDEMNIFICATION. The Company shall provide for the indemnification of directors for any and all claims made against them as a result of their position as directors of the Company. The Company agrees to maintain reasonable "D&O" liability insurance for this purpose.

8. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

9. PARTIAL INVALIDITY. If any term, covenant or condition contained herein, or the application thereof to any extent shall be deemed invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term, covenant or condition contained herein shall be valid and enforceable to the fullest extent permitted by law.

10. WAIVER. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further continued waiver of such term, provision or condition or as a waiver of any other term, provision or condition in this Agreement.

11. ENTIRE CONTRACT. This Agreement constitutes the entire understanding and agreement between the Company and the Director with regard to all matters herein. There are no other agreements, conditions or representations, oral

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     or written, express or implied with regard thereto. This Agreement may be amended only in writing, signed by both parties.

12. BINDING EFFECT. The provisions of this Agreement shall be binding upon the parties hereto and inure to the benefit of both parties and their respective successors and assigns.

                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have executed this Director
Agreement as of the day and year first written above.



J. RALPH ARMIJO                              NAVIDEC FINANCIAL SERVICES, INC.,
                                             a Colorado corporation



By: /s/ J. Ralph Armijo                      By: /s/ Robert D. Grizzle
    -------------------------------              -------------------------------
     J. Ralph Armijo                             Robert D. Grizzle
     President


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                                    EXHIBIT A



     For committee participation, Director shall receive compensation, applicable as follows:


         Compensation Committee:
         -----------------------
                                                      Chair        Member
                                                      -----        ------
         Annual Non-Qualified Stock Options:          5,000        2,500
         Meeting Attendance Fees (in person):         $500.00      $500.00
         Meeting Attendance Fees (by phone):          $250.00      $250.00


         Audit Committee:
         ----------------
                                                      Chair        Member
                                                      -----        ------
         Annual Non-Qualified Stock Options:          10,000       5,000
         Meeting Attendance Fees (in person):         $1,000.00    $500.00
         Meeting Attendance Fees (by phone):          $500.00      $250.00


         Navidec Board Service:
         ----------------------
                                                      Chair        Member
                                                      -----        ------
         Meeting Attendance Fees (in person):         n/a          $1,000.00
         Meeting Attendance Fees (by phone):          n/a          $500.00
         Annual Non-Qualified Stock Options:          n/a          10,000


     All options granted hereunder will vest immediately or in correlation to the incentive options held by management of Navidec Financial Services, Inc.


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